UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Alpha and Omega Semiconductor Limited
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ALPHA AND OMEGA SEMICONDUCTOR LIMITED

Dear Shareholder:
We are writing to ask for your support for Proposal 3 (the “Equity Plan Proposal”) to be voted on at our 2021 Annual General Meeting of Shareholders (the “Annual Meeting”) and to consider our reasons for making your decision.  The Equity Plan Proposal is a proposal to increase the number of shares available under our 2018 Omnibus Incentive Plan (as amended, the “2018 Plan”) by 1,000,000 shares.  We are requesting additional shares because we want to implement a broad-based equity incentive compensation program targeted at our non-executive employees who are critical to our continued success, and to align the interests of our employees and shareholders.  We have described some of the rationales for this proposed increase in our proxy statement previously filed with the Securities and Exchange Commission (“SEC”).  Recently, Institutional Shareholder Services (“ISS”) released a report recommending that our shareholders vote against the Equity Plan Proposal.  Our Board continues to unanimously recommend you cast your vote FOR the Equity Plan Proposal for the reasons we describe below.
If approved by our shareholders, the Equity Plan Proposal would increase the number of authorized shares for issuance under the 2018 Plan by 1,000,000 shares.  We believe that approval of this proposal is critical to sustaining our momentum as we continue to build shareholder value.  Equity is a fundamental element of our pay-for–performance compensation and retention philosophy that motivates our employees throughout the organization to drive shareholder value. To this end, we plan to use the additional 1,000,000 authorized shares under the 2018 Plan to establish a broad-based performance equity incentive program for eligible non-executive employees similar to the Market Performance-based Restricted Stock Award program (MSU) that was approved for executive and management members.  Under such a program, payouts are expected to be tied to rigorous specified stock price increases that would incentivize retention and at the same time increase shareholder value.  Currently, we expect to structure the awards under which those common shares may be earned based on (i) stock price performance over a three-year period and (ii) annual revenue achieved during such period. The earned awards are subject to a further four-year service-based vesting requirement. Accordingly, we believe this program represents a long-term commitment by the Company and its employees to continue our growth strategies that will align fully with the interests of shareholders.
If the Equity Plan Proposal is not approved, we will be at a disadvantage compared  to our competitors for recruiting, retaining and motivating individuals critical to our success, as our competitors are implementing aggressive strategies to solicit and recruit top talents in the semiconductor industry.  Further, if the Equity Plan Proposal is not approved, we could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.  The ISS report does not address the significant implications for us and our shareholders if the proposal is not approved.  If our proposal fails, we will not have access to additional shares, which are critical to attract and retain top talent.

Information on ISS Recommendations
In its report, ISS is supportive of our named executive officers’ compensation, which we believe indicates that ISS supports our overall compensation program.  The ISS report specifically states that pay and performance are reasonably aligned, and that no significant concerns were identified.  However, ISS has recommended against the Equity Plan Proposal as a result of its shareholder value transfer model, which led ISS to conclude that the Equity Plan Proposal exceeds its allowable cap on the cost of the 2018 Plan.  Notably, however, under ISS’s model, the cost of the 2018 Plan, when considering only new and available shares, is 7.67%, which is below ISS’s benchmark of 8.04%.  In addition, under ISS’s model, our three-year adjusted burn rate is 4.26%, which is well below the ISS benchmark of 6.23%.
The Success of our Business
We are asking our shareholders to consider important relevant non-qualitative factors relating to our business that ISS did not consider in evaluating the cost of the 2018 Plan.  The success of our business depends substantially on our ability to motivate and retain our talented team to achieve important goals, and also to recruit top talent.  We compete for talent in an industry and in geographic regions (including the Silicon Valley) where equity incentive compensation programs play a pivotal role in our effort to attract and retain key personnel essential to our long-term growth and financial success.  As a result of the COVID-19 pandemic and the substantial increase in demand for consumer electronic products and services, the semiconductor industry is currently experiencing intense competition for employees with appropriate technical skills and experiences.  In addition, as a response to the global shortage of semiconductor manufacturing capacity, both governments and the private sector are making significant capital investments to develop, build and enhance all aspects of the semiconductor production infrastructure.  This is creating new, high-paying job opportunities that further exacerbate the already intense competition for a limited supply of qualified employees.  This trend poses a significant challenge for us in retaining and recruiting talented employees, in particular because we compete with much larger companies that are capable of offering very competitive pay programs.
While we have achieved strong financial performance recently and have, on an annual basis, provided some equity-based incentives to reward employees, we believe that we need to increase equity incentives for non-executive employees, including engineers, R&D staff, and sales and marketing personnel, in order to enhance retention, sustain our strong financial performance and provide competitive compensation packages in line with companies operating in the same hyper-competitive market.
The 2018 Equity Incentive Plan Includes Best Practices

The 2018 Plan contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the shareholders’ interests, as described below.

No evergreen authorization: The 2018 Plan does not have an evergreen provision, which would have permitted an increase in the share pool without further shareholder approval.

No automatic vesting upon a change in control: The 2018 Plan allows for an acquiring corporation to assume outstanding awards, and if awards are assumed, they will generally not accelerate on the change in control.  If awards are not assumed, the vesting of such awards will be accelerated (with performance-based awards vesting based on actual performance attainment as of the date of the change in control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level).  The plan administrator also has the discretion to take alternative actions such as accelerating the vesting of outstanding awards on a termination following a change in control or requiring that participants exchange outstanding awards for cash.

Prohibition on repricings: The 2018 Plan prohibits the repricing of options or share appreciation rights, the cancellation and replacement of options or share appreciation rights with a grant with a lower exercise price, or a buyout of an underwater option or share appreciation right (except as permitted in a change in control or in the case of a corporate transaction as set forth in the 2019 Plan).

No discounted options or share appreciation rights: Options and share appreciation rights must have an exercise price or base price at or above fair market value per share on the date of grant.

Limit on director pay: The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards made to a non-employee director under the 2018 Plan in a single calendar year, taken together with any cash payments (including the annual retainer and any other compensation) paid to such non-employee director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the initial year of election or appointment) in total value.

No tax gross-ups: The 2018 Plan does not provide for any tax gross-ups.

No liberal change-in-control definition: The 2018 Plan defines change in control based on the consummation of the transaction rather than the announcement or shareholder approval of the transaction.

Limitation on dividends and dividend equivalents: Any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests.

Administered by an independent committee: The 2018 Plan is administered by the Compensation Committee of our Board of Directors, which consists entirely of independent directors.

Although ISS recognized many of these best practices in its report, which we believe underscores ISS’s general approval of the design of the 2018 Plan, the ISS report indicates that the 2018 Plan includes liberal share recycling and broad discretion to accelerate vesting, which ISS views negatively.  However, we believe that these design features are important for purposes of maintaining flexibility to design compensation packages that are appropriate for attracting and retaining top talent and have sufficient shares available to do so under our equity compensation program.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 3.
Should you wish to do so, or should you have any questions or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, Georgeson Inc. toll-free, at (866) 767-8989.

Sincerely,

Mike F. Chang
Chairman of the Board of Directors
Dated October 25, 2021